Exhibit 99.1
April 22, 2021

Dow reports first quarter 2021 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share (EPS) was $1.32; Operating EPS¹ was $1.36, compared to $0.59 in the year-ago period. Operating EPS excludes certain items in the quarter, totaling $0.04 per share, related to restructuring implementation costs and digital acceleration spending.
•Net sales were $11.9 billion, up 22% versus the year-ago period, driven by local price gains across all operating segments, businesses and regions. Sequentially, net sales were up 11% with gains in all segments and regions.
•Local price increased 19% versus the year-ago period, reflecting gains in all operating segments. Sequentially, improvements in all operating segments, businesses and regions drove a 14% increase.
•Volume was in line with the year-ago period as demand growth in Packaging & Specialty Plastics was offset by supply constraints in Industrial Intermediates & Infrastructure and Performance Materials & Coatings due to the impact of Winter Storm Uri on the U.S. Gulf Coast.
•Equity earnings were $224 million, up $313 million compared to the year-ago period, primarily driven by margin expansion in polyurethanes and polyethylene at the Sadara and Kuwait joint ventures.
•GAAP Net Income was $1.0 billion. Operating EBIT1 was $1.6 billion, up from $843 million in the year-ago period, primarily driven by margin expansion in Packaging & Specialty Plastics and Industrial Intermediates & Infrastructure.
•Dow elected to contribute $1 billion to its U.S. pension plans, and announced it will freeze its U.S. plans for active employees as of December 31, 2023. These actions and the subsequent remeasurement of the U.S. plans effectively reduce the Company’s pension liability by $2.3 billion and decrease its full year 2021 pension expense by approximately $200 million, inclusive of a curtailment gain.
•Cash used for operating activities – continuing ops. was $228 million. Excluding the $1 billion elective pension contribution, cash from ops was more than $750 million. The Company’s ongoing prioritization of cash resulted in a cash flow conversion1 of 76% on a trailing twelve-month basis.
•Dividend returns to shareholders totaled $521 million in the quarter.
•The Sadara joint venture successfully completed its debt reprofiling and is now expected to be cash flow self-sufficient – providing an approximately $350 million cash tailwind to Dow in 2021.

SUMMARY FINANCIAL RESULTS

	Three Months Ended March 31			Three Months Ended December 31
In millions, except per share amounts	1Q21	1Q20	vs. SQLY [B / (W)]	4Q20	vs. PQ [B / (W)]
Net Sales	$11,882	$9,770	$2,112	$10,706	$1,176
GAAP Income, Net of Tax	$1,006	$258	$748	$1,254	$(248)
Operating EBIT[1]	$1,554	$843	$711	$1,054	$500
Operating EBIT Margin[1]	13.1%	8.6%	450 bps	9.8%	330 bps
Operating EBITDA[1]	$2,271	$1,567	$704	$1,780	$491
GAAP Earnings Per Share	$1.32	$0.32	$1.00	$1.65	$(0.33)
Operating Earnings Per Share[1]	$1.36	$0.59	$0.77	$0.81	$0.55
Cash Provided by (Used for) Operating Activities - Cont. Ops	$(228)	$1,236	$(1,464)	$1,656	$(1,884)
1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin, Op. EBITDA, Free Cash Flow and Cash Flow Conversion are non-GAAP measures. See page 6 for further discussion.
®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow    1

Dow reports first quarter 2021 results

CEO QUOTE
Jim Fitterling, chairman and chief executive officer, commented on the quarter:
“Our results for the first quarter demonstrated the continued focus and agility of Team Dow, delivering top- and bottom-line growth sequentially and year-over-year. We swiftly responded to the unusual industry-wide disruption from Winter Storm Uri, quickly bringing assets back online within a week and reaching pre-storm operating rates by quarter-end. And despite supply constraints, we saw demand growth as the economic recovery continued to broaden, most notably in packaging, construction, mobility, electronics and consumer durables end-markets.

“We achieved sales growth and pricing gains in every operating segment, business and region. Combined with our continued cost discipline, these top-line results also supported margin growth both sequentially and year-over-year, as the recovery expanded across key end markets. In addition, our $1 billion elective pension contribution further improved our liability profile. In sum, we exited the quarter with earnings momentum and a continued focus on our operating discipline, supported by improving underlying market fundamentals.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended March 31			Three Months Ended December 31
In millions, except margin percentages	1Q21	1Q20	vs. SQLY [B / (W)]	4Q20	vs. PQ [B / (W)]
Net Sales	$6,082	$4,609	$1,473	$5,126	$956
Operating EBIT	$1,228	$580	$648	$780	$448
Operating EBIT Margin	20.2%	12.6%	760 bps	15.2%	500 bps
Equity Earnings	$106	$5	$101	$77	$29

Packaging & Specialty Plastics segment net sales were $6.1 billion, up 32% versus the year-ago period. Local price increased 24% led by strong supply and demand fundamentals, with most notable gains in the U.S. & Canada. Volume increased 5%, with gains in both businesses and all regions except Latin America. Currency increased net sales by 3%. On a sequential basis, the segment recorded a 19% net sales improvement, primarily driven by continued local price gains across all regions and in most applications, particularly consumer packaging.

Equity earnings for the segment were $106 million, up $101 million compared to the year-ago period. Gains were driven by improved integrated polyethylene margins at the Sadara, Kuwait and Thai joint ventures.

Operating EBIT was $1.2 billion, compared to $580 million in the year-ago period, reflecting margin improvement and increased equity earnings. Sequentially, the segment expanded Op. EBIT margins by 500 basis points.

Packaging and Specialty Plastics business reported a double-digit net sales increase versus the year-ago period, led by local price gains in industrial & consumer packaging, and flexible food & beverage packaging applications. The year-over-year volume increase was driven by Asia Pacific. Compared to the prior quarter the business delivered local price gains in all regions. Sequential volumes declined due to weather-related production outages.

Hydrocarbons & Energy business reported a double-digit net sales increase compared to the year-ago period. These gains were driven by higher local prices and volume in hydrocarbons and energy. Sequentially, the business delivered double-digit local price gains, primarily driven by olefins.

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow    2

Dow reports first quarter 2021 results

Industrial Intermediates & Infrastructure

	Three Months Ended March 31			Three Months Ended December 31
In millions, except margin percentages	1Q21	1Q20	vs. SQLY [B / (W)]	4Q20	vs. PQ [B / (W)]
Net Sales	$3,607	$3,045	$562	$3,501	$106
Operating EBIT	$326	$175	$151	$296	$30
Operating EBIT Margin	9.0%	5.7%	330 bps	8.5%	50 bps
Equity Earnings (Losses)	$115	$(76)	$191	$36	$79

Industrial Intermediates & Infrastructure segment net sales were $3.6 billion, up 18% versus the year-ago period. Local price improved 21% with gains in both businesses and in all regions, led by increases in consumer durable goods & appliances end markets. Currency increased net sales by 3%. Segment volumes declined by 6%, as temporary production outages from Winter Storm Uri in the U.S. Gulf Coast more than offset gains in all other regions. On a sequential basis, the segment recorded a net sales increase of 3%, primarily driven by local price gains in polyurethanes.

Equity earnings for the segment were $115 million, an increase of $191 million compared to the year-ago period, driven by margin expansion at Sadara and the Kuwait joint ventures.

Operating EBIT was $326 million, compared to $175 million in the year-ago period due to strong supply and demand fundamentals in Polyurethanes & Construction Chemicals and improved results at Sadara. Sequentially, the segment Op. EBIT increased by $30 million driven by equity earnings, including continued improvement at Sadara.

Polyurethanes & Construction Chemicals business achieved a double-digit net sales increase compared to the year-ago period, led by strong local price gains in polyurethanes. Resilient buying patterns in consumer durable goods & appliances and industrial end markets drove demand growth, which was more than offset by lower supply volumes in the U.S. Gulf Coast due to production outages and other third-party supply shortages related to Winter Storm Uri. Sequentially, the business delivered sales growth on strong local price in all regions, which more than offset lower volumes due to the impact of the winter storm.

Industrial Solutions business net sales were in line with the year-ago period as local price gains in all regions were offset by lower volumes, primarily in the U.S. & Canada, as a result of temporary production outages due to Winter Storm Uri. Improved demand for materials used in textiles and electronics applications was more than offset by weather-related supply reductions. The business achieved local price gains in offerings for coatings, industrial, and electronics end-market applications on strong supply/demand fundamentals and rising energy costs. Net sales were in line sequentially, as local price gains in all regions were offset by volume declines due to weather-related production outages.

Performance Materials & Coatings

	Three Months Ended March 31			Three Months Ended December 31
In millions, except margin percentages	1Q21	1Q20	vs. SQLY [B / (W)]	4Q20	vs. PQ [B / (W)]
Net Sales	$2,123	$2,065	$58	$2,029	$94
Operating EBIT	$62	$162	$(100)	$50	$12
Operating EBIT Margin	2.9%	7.8%	(490) bps	2.5%	40 bps
Equity Earnings	$2	$1	$1	$2	$—

Performance Materials & Coatings segment net sales were $2.1 billion, up 3% over the year-ago period. Local price increased 4%, with gains in all regions and in both businesses. Currency increased net sales by 3%.
®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow    3

Dow reports first quarter 2021 results

Volume decreased 4% as continued strong demand for differentiated silicone applications and do-it-yourself (DIY) architectural coatings were more than offset by supply constraints from Winter Storm Uri. On a sequential basis, the segment recorded a 5% sales increase primarily on local price gains for acrylic monomers and siloxanes.

Operating EBIT was $62 million, compared to $162 million in the year-ago period, as local price gains across the portfolio and strong demand for coatings and silicones applications were more than offset by the impact of the winter storm and planned maintenance activity. Sequentially, Op. EBIT was up $12 million as margin expansion for performance silicones and coatings applications more than offset planned maintenance and the impact from Winter Storm Uri.

Consumer Solutions business achieved higher net sales due to local price gains for siloxanes; robust demand for consumer, electronics and mobility applications; and positive impacts from currency. Sales gains were partially offset by planned maintenance in Asia Pacific. Sequentially, the business delivered local price gains across all regions. The business also achieved volume gains in all regions except Asia Pacific where strong demand in performance silicones were offset by planned maintenance in siloxanes.

Coatings & Performance Monomers business achieved higher net sales year-over-year driven by local price gains in all regions, and notably in acrylic monomers due to strong supply and demand fundamentals. Weather-related supply constraints due to Winter Storm Uri and planned maintenance more than offset continued strong demand for architectural coatings. Sequentially, the business experienced local price gains particularly in acrylic monomers due to increases in raw material costs. Typical seasonal demand recovery for coatings was more than offset by impact from the winter storm and planned maintenance.

OUTLOOK

“Dow entered the second quarter with increasing momentum,” said Fitterling. “We expect the broadening economic recovery, aided by vaccine distribution progress and tight market fundamentals, to continue to benefit our businesses. Our near-term incremental capital investments will further support growth across our consumer-led portfolio. With our differentiated feedstock flexibility, geographic scale, advantaged cost positions, top-quartile cash generation, and our leadership in high-growth end-markets, Dow is well positioned for continued value creation through 2021 and beyond."

Conference Call
Dow will host a live webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth. The Company’s ambition is to become the most innovative, customer centric, inclusive and sustainable materials science company, with a purpose to deliver a sustainable future for the world through our materials science expertise and collaboration with our partners. Dow’s portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure, mobility and consumer care. Dow operates 106 manufacturing sites in 31 countries and employs approximately 35,700 people. Dow delivered sales of approximately $39 billion in 2020. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

###

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow    4

Dow reports first quarter 2021 results

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Kyle Bandlow
pgupta@dow.com	kbandlow@dow.com
+1 989-638-5265	+1 989-638-2417

Cautionary Statement about Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; the continuing global and regional economic impacts of the coronavirus disease 2019 (“COVID-19”) pandemic and other public health-related risks and events on Dow’s business; capital requirements and need for and availability of financing; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war; weather events and natural disasters; and disruptions in Dow’s information technology networks and systems.

Risks related to Dow’s separation from DowDuPont Inc. include, but are not limited to: (i) Dow’s inability to achieve some or all of the benefits that it expects to receive from the separation from DowDuPont Inc.; (ii) certain tax risks associated with the separation; (iii) the failure of Dow’s pro forma financial information to be a reliable indicator of Dow’s future results; (iv) non-compete restrictions under the separation agreement; (v) receipt of less favorable terms in the commercial agreements Dow entered into with DuPont and Corteva, Inc. (“Corteva”), including restrictions under intellectual property cross-license agreements, than Dow would have received from an unaffiliated third party; and (vi) Dow’s obligation to indemnify DuPont and/or Corteva for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow assumes no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®™ Trademark of The Dow Chemical Company ("Dow") or an affiliated company of Dow    5

Non-GAAP Financial Measures
This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as alternatives to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Operating earnings per share is defined as "Earnings per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income before income taxes") before interest, excluding the impact of significant items.

Operating EBIT margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free cash flow is defined as "Cash provided by (used for) operating activities - continuing operations," less capital expenditures. Under this definition, free cash flow represents the cash generated by the Company from operations after investing in its asset base. Free cash flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free cash flow is an integral financial measure used in the Company's financial planning process.

Cash flow conversion is defined as "Cash provided by (used for) operating activities - continuing operations," divided by Operating EBITDA. Management believes cash flow conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended
	Mar 31, 2021	Mar 31, 2020
Net sales	$11,882	$9,770
Cost of sales	10,062	8,230
Research and development expenses	194	179
Selling, general and administrative expenses	366	334
Amortization of intangibles	101	100
Restructuring and asset related charges - net	—	96
Integration and separation costs	—	65
Equity in earnings (losses) of nonconsolidated affiliates	224	(89)
Sundry income (expense) - net	128	(81)
Interest income	8	15
Interest expense and amortization of debt discount	196	215
Income before income taxes	1,323	396
Provision for income taxes	317	138
Net income	1,006	258
Net income attributable to noncontrolling interests	15	19
Net income available for Dow Inc. common stockholders	$991	$239
		—
Per common share data:
Earnings per common share - basic	$1.32	$0.32
Earnings per common share - diluted	$1.32	$0.32

Weighted-average common shares outstanding - basic	744.8	740.2
Weighted-average common shares outstanding - diluted	749.8	742.0

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Mar 31, 2021	Dec 31, 2020
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2021: $37; 2020: $26)	$4,133	$5,104
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2021: $55; 2020: $51)	5,576	4,839
Other	2,689	2,551
Inventories	6,157	5,701
Other current assets	608	889
Total current assets	19,163	19,084
Investments
Investment in nonconsolidated affiliates	1,620	1,327
Other investments (investments carried at fair value - 2021: $1,529; 2020: $1,674)	2,436	2,775
Noncurrent receivables	449	465
Total investments	4,505	4,567
Property
Property	56,009	56,325
Less: Accumulated depreciation	36,112	36,086
Net property (variable interest entities restricted - 2021: $216; 2020: $232)	19,897	20,239
Other Assets
Goodwill	8,819	8,908
Other intangible assets (net of accumulated amortization - 2021: $4,521; 2020: $4,428)	3,199	3,352
Operating lease right-of-use assets	1,810	1,856
Deferred income tax assets	1,778	2,215
Deferred charges and other assets	1,266	1,249
Total other assets	16,872	17,580
Total Assets	$60,437	$61,470
Liabilities and Equity
Current Liabilities
Notes payable	$152	$156
Long-term debt due within one year	492	460
Accounts payable:
Trade	4,200	3,763
Other	2,369	2,126
Operating lease liabilities - current	405	416
Income taxes payable	305	397
Accrued and other current liabilities	3,431	3,790
Total current liabilities	11,354	11,108
Long-Term Debt (variable interest entities nonrecourse - 2021: $6; 2020: $6)	16,200	16,491
Other Noncurrent Liabilities
Deferred income tax liabilities	485	405
Pension and other postretirement benefits - noncurrent	9,032	11,648
Asbestos-related liabilities - noncurrent	995	1,013
Operating lease liabilities - noncurrent	1,477	1,521
Other noncurrent obligations	6,331	6,279
Total other noncurrent liabilities	18,320	20,866
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2021: 759,792,745 shares; 2020: 755,993,198 shares)	8	8
Additional paid-in capital	7,743	7,595
Retained earnings	16,829	16,361
Accumulated other comprehensive loss	(9,913)	(10,855)
Unearned ESOP shares	(39)	(49)
Treasury stock at cost (2021: 12,803,303 shares; 2020: 12,803,303 shares)	(625)	(625)
Dow Inc.’s stockholders’ equity	14,003	12,435
Noncontrolling interests	560	570
Total equity	14,563	13,005
Total Liabilities and Equity	$60,437	$61,470

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Three Months Ended
	Mar 31, 2021	Mar 31, 2020
Operating Activities
Net income	$1,006	$258
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	717	724
Provision (credit) for deferred income tax	144	(57)
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	(46)	134
Net periodic pension benefit cost	23	64
Pension contributions	(1,061)	(63)
Net gain on sales of assets, businesses and investments	(38)	(12)
Restructuring and asset related charges - net	—	96
Other net loss	55	135
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(866)	128
Inventories	(478)	(111)
Accounts payable	611	(314)
Other assets and liabilities, net	(295)	254
Cash provided by (used for) operating activities - continuing operations	(228)	1,236
Cash provided by (used for) operating activities - discontinued operations	(63)	3
Cash provided by (used for) operating activities	(291)	1,239
Investing Activities
Capital expenditures	(289)	(395)
Investment in gas field developments	(9)	(5)
Purchases of previously leased assets	(2)	—
Proceeds from sales of property and businesses, net of cash divested	9	11
Investments in and loans to nonconsolidated affiliates	—	(114)
Distributions and loan repayments from nonconsolidated affiliates	—	6
Purchases of investments	(150)	(128)
Proceeds from sales and maturities of investments	428	472
Cash used for investing activities	(13)	(153)
Financing Activities
Changes in short-term notes payable	(47)	838
Proceeds from issuance of long-term debt	29	2,449
Payments on long-term debt	(164)	(2,275)
Purchases of treasury stock	—	(125)
Proceeds from issuance of stock	127	16
Transaction financing, debt issuance and other costs	(1)	(93)
Employee taxes paid for share-based payment arrangements	(10)	(26)
Distributions to noncontrolling interests	(8)	(1)
Dividends paid to stockholders	(521)	(518)
Cash provided by (used for) financing activities	(595)	265
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(48)	(86)
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	(947)	1,265
Cash, cash equivalents and restricted cash at beginning of period	5,108	2,380
Cash, cash equivalents and restricted cash at end of period	$4,161	$3,645
Less: Restricted cash and cash equivalents, included in "Other current assets"	28	12
Cash and cash equivalents at end of period	$4,133	$3,633

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2021	Mar 31, 2020
Packaging & Specialty Plastics	$6,082	$4,609
Industrial Intermediates & Infrastructure	3,607	3,045
Performance Materials & Coatings	2,123	2,065
Corporate	70	51
Total	$11,882	$9,770
U.S. & Canada	$4,028	$3,550
EMEAI [1]	4,329	3,411
Asia Pacific	2,365	1,845
Latin America	1,160	964
Total	$11,882	$9,770

Net Sales Variance by Segment and Geographic Region	Three Months Ended Mar 31, 2021
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	24%	3%	5%	32%
Industrial Intermediates & Infrastructure	21	3	(6)	18
Performance Materials & Coatings	4	3	(4)	3
Total	19%	3%	—%	22%
Total, excluding the Hydrocarbons & Energy business	17%	3%	(2)%	18%
U.S. & Canada	21%	—%	(8)%	13%
EMEAI [1]	16	7	4	27
Asia Pacific	14	3	11	28
Latin America	25	(1)	(4)	20
Total	19%	3%	—%	22%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Mar 31, 2021
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	19%	1%	(1)%	19%
Industrial Intermediates & Infrastructure	12	1	(10)	3
Performance Materials & Coatings	5	1	(1)	5
Total	14%	1%	(4)%	11%
Total, excluding the Hydrocarbons & Energy business	11%	1%	(5)%	7%
U.S. & Canada	15%	—%	(6)%	9%
EMEAI [1]	17	3	1	21
Asia Pacific	7	1	(6)	2
Latin America	14	—	(10)	4
Total	14%	1%	(4)%	11%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2021	Mar 31, 2020
Packaging & Specialty Plastics	$1,228	$580
Industrial Intermediates & Infrastructure	326	175
Performance Materials & Coatings	62	162
Corporate	(62)	(74)
Total	$1,554	$843

Depreciation and Amortization by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2021	Mar 31, 2020
Packaging & Specialty Plastics	$336	$352
Industrial Intermediates & Infrastructure	156	150
Performance Materials & Coatings	218	216
Corporate	7	6
Total	$717	$724

Operating EBITDA by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2021	Mar 31, 2020
Packaging & Specialty Plastics	$1,564	$932
Industrial Intermediates & Infrastructure	482	325
Performance Materials & Coatings	280	378
Corporate	(55)	(68)
Total	$2,271	$1,567

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2021	Mar 31, 2020
Packaging & Specialty Plastics	$106	$5
Industrial Intermediates & Infrastructure	115	(76)
Performance Materials & Coatings	2	1
Corporate	1	(19)
Total	$224	$(89)

Reconciliation of "Net income" to "Operating EBIT"	Three Months Ended
In millions (Unaudited)	Mar 31, 2021	Mar 31, 2020
Net income	$1,006	$258
+ Provision for income taxes	317	138
Income before income taxes	$1,323	$396
- Interest income	8	15
+ Interest expense and amortization of debt discount	196	215
- Significant items	(43)	(247)
Operating EBIT (non-GAAP)	$1,554	$843

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$1,323	$991	$1.32
Less: Significant items
Restructuring implementation costs [4]	(10)	(8)	(0.01)	Cost of sales ($9 million); R&D ($1 million)
Digitalization program costs [5]	(33)	(25)	(0.03)	Cost of sales ($29 million); SG&A ($4 million)
Total significant items	$(43)	$(33)	$(0.04)
Operating results (non-GAAP)	$1,366	$1,024	$1.36

Significant Items Impacting Results for the Three Months Ended Mar 31, 2020
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$396	$239	$0.32
Less: Significant items
Integration and separation costs	(65)	(51)	(0.07)	Integration and separation costs
Restructuring and asset related charges - net	(96)	(79)	(0.11)	Restructuring and asset related charges - net
Loss on early extinguishment of debt	(86)	(70)	(0.09)	Sundry income (expense)
Total significant items	$(247)	$(200)	$(0.27)
Operating results (non-GAAP)	$643	$439	$0.59
1."Income before income taxes."
2."Net income available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings per common share - diluted."
4.Costs associated with implementing the Company's 2020 Restructuring Program.
5.Costs associated with implementing the Company's Digital Acceleration program.

Reconciliation of Free Cash Flow	Three Months Ended
In millions (Unaudited)	Mar 31, 2021	Mar 31, 2020
Cash provided by (used for) operating activities - continuing operations (GAAP)	$(228)	$1,236
Capital expenditures	(289)	(395)
Free cash flow (non-GAAP) [1]	$(517)	$841
1.Free cash flow in the first quarter of 2021 reflects a $1 billion elective pension contribution.

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021
Cash provided by (used for) operating activities - continuing operations (GAAP)	$1,599	$1,761	$1,656	$(228)
Operating EBITDA (non-GAAP)	$757	$1,485	$1,780	$2,271
Cash flow conversion (Operating EBITDA to cash flow from operations) (non-GAAP) [1]	211.2%	118.6%	93.0%	(10.0)%
Cash flow conversion - trailing twelve months (non-GAAP)				76.1%
1.Cash flow conversion in the first quarter of 2021 reflects a $1 billion elective pension contribution.